Exhibit 23 (2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204557, 333-224973, and 333-178044 on Form S-8 and Registration Statement Nos. 333-221520 and 333-222068 on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements and financial statement schedules of American Electric Power Company, Inc. and subsidiary companies (the “Company”), appearing in or incorporated by reference in this Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 21, 2019